FOR IMMEDIATE RELEASE
---------------------

SPX CONTACTS:                               GENERAL SIGNAL CONTACTS:
INVESTORS                                   Richard F. Zannino
Charles A. Bowman                           EVP/Chief Financial Officer
Director of Corporate Finance               (203) 329-4303
(616) 724-5194
                                            Nino Fernandez
MEDIA                                       Vice President, Investor Relations
George Sard/Paul Caminiti/Heather Reeves    (203) 329-4320
Sard Verbinnen & Co
(212) 687-8080

      SPX TO ACQUIRE GENERAL SIGNAL FOR $45 PER SHARE, OR $2.0 BILLION

 WILL CREATE A STRONG $2.5 BILLION INDUSTRIAL AND VEHICLE SOLUTIONS COMPANY

    WILL APPLY PROVEN EVA(R)-BASED PROGRAM TO CREATE SHAREHOLDER VALUE;
         CASH-AND-STOCK ACQUISITION EXPECTED TO BE ACCRETIVE TO EPS
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     MUSKEGON, MI AND STAMFORD, CT, JULY 20, 1998 -- SPX Corporation (NYSE:
SPW) and General Signal Corporation (NYSE: GSX) today jointly announced that their Boards of Directors have approved a definitive agreement for SPX to acquire General Signal for cash and SPX shares currently valued at $45 per General Signal share, or a total of approximately $2.0 billion. SPX will also assume approximately $335 million in General Signal net debt. The purchase price represents a 20% premium for General Signal shareholders, based on the closing stock prices of both companies last Friday

     Under the terms of the cash-election merger, General Signal shareholders will receive 60% SPX stock and 40% cash in the aggregate, with each shareholder able to choose among three options - all cash, all SPX stock or a 60/40 stock/cash combination, subject to proration. The all-stock election will be based on a fixed exchange ratio of 0.6977 SPX shares per General Signal share and the 60/40 stock/cash election will be based on a fixed exchange ratio of 0.4186 SPX shares per GSX share.

     A $1.7 billion facility underwritten by Chase Manhattan Bank will be used to finance the cash portion of the acquisition and to refinance existing debt. The transaction, which is subject to shareholder approvals, antitrust clearance and other customary conditions, is expected to close early in the fourth quarter of 1998. General Signal has agreed not to pay a third quarter dividend.

     SPX expects the acquisition to be accretive to earnings per share in 1999 and to significantly increase cash flow. SPX expects to achieve annual cost savings of $55-60 million, starting in the first year. SPX plans to continue to rationalize General Signal's portfolio of 15 businesses and accelerate implementation of Economic Value Added(R)-based compensation programs.

     SPX Chairman, President and CEO John B. Blystone said, "We are very excited about combining SPX and General Signal to create a strong industrial and vehicle solutions company which will give us a larger platform to increase shareholder wealth. SPX's leadership team intends to apply our proven EVA-based management techniques to create value in General Signal's businesses, as we've done at SPX. Shareholders of both companies should benefit from this transaction, which is immediately accretive to EPS and forms a company with tremendous potential. General Signal shareholders will receive a premium in cash and SPX's stock and SPX shareholders will own part of a much larger company with increased value-creation opportunities. In addition, the combined company will have the financial strength to invest in its current businesses and pursue strategic acquisitions to fuel further growth."

     Michael D. Lockhart, General Signal's Chairman and CEO, stated, "SPX is a solid company with an impressive management team that has quadrupled SPX's stock price in just two and a half years. General Signal shareholders will own 60% of the expanded SPX and benefit from greater critical mass and the opportunity to share in the upside of the combined entity."

     Blystone will continue as Chairman, President and CEO of the combined company, which will retain the SPX name and headquarters. Two General Signal directors, Emerson Fullwood, a Corporate Vice President at Xerox Corporation, and H. Kent Bowen, Professor of Technology and Operations Management at Harvard University Graduate School of Business Administration, will join the SPX Board of Directors.

     Blystone added, "SPX already manages a range of vehicle solutions businesses, focusing on those with leading market positions capable of returning more than the cost of capital. General Signal is comprised of 15 businesses, one in the vehicle components sector and the other 14 in process equipment, electrical products and network technology. Most of these industrial solutions businesses are #1 or #2 in their markets or have strong niche positions that will fit nicely into the SPX model. As we did at SPX, we will work to eliminate duplicate corporate costs, achieve operating efficiencies, enhance productivity, extend EVA-based compensation and improve customer quality and service. We're confident that we can utilize our leadership experience and management techniques to achieve superior growth and profitability for the combined company. We will build on Mike Lockhart's excellent work and look forward to working with the many talented people throughout the General Signal organization."

     The new SPX will have pro forma annual revenues of approximately $2.5 billion balanced between industrial and vehicle solutions businesses, strong cash flow, and substantial cost-saving opportunities. SPX's plan to improve performance at General Signal will be patterned after SPX's own turnaround, where operating margins have nearly doubled and more than 80% of employees have compensation tied to improvement in EVA.

     General Signal will withdraw its previously announced plan to spin off the GS Networks business to General Signal shareholders. SPX plans to retain and grow this attractive business.

     Joel Stern, Managing Partner of Stern Stewart & Co., stated, "SPX will have an opportunity to again demonstrate its ability to utilize EVA to drive cultural change and increase shareholder wealth at General Signal."

     SPX received a fairness opinion from Stern Stewart & Co. and was advised by Chase Securities Inc. General Signal was advised by Lazard Freres & Co. LLC.

     General Signal Corporation is a leading manufacturer of quality products for the process control, electrical control and industrial technology industries worldwide. General Signal's Internet address is www.generalsignal.com.

     SPX Corporation is a global provider of Vehicle Service Solutions to franchised dealers and independent service locations, Service Support to vehicle manufacturers, and Vehicle Components to the worldwide motor vehicle industry. SPX's Internet address is www.spx.com.

Statements in this press release that are not strictly historical are "forward looking" statements within the meaning of the Safe Harbor provisions of the federal securities laws. Investors are cautioned that such statements are solely predictions and speak only as of the date of this release. Actual results may differ materially due to risks and uncertainties that are described in the SEC filings of both companies.

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